     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2000

                                                        REGISTRATION NO. 1-15421
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                             ANC RENTAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                            65-0957875
          (State or Other Jurisdiction of                      (I.R.S. Employer Identification
                                                                            No.)
          Incorporation or Organization)

             200 SOUTH ANDREWS AVENUE                                       33301
             FORT LAUDERDALE, FLORIDA                                    (Zip Code)
     (Address of Principal Executive Offices)

                                 (954) 320-4000
              (Registrant's Telephone Number, Including Area Code)

                             ---------------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                                 NAMES OF EACH EXCHANGE ON
                                                                 WHICH EACH CLASS IS TO BE
          TITLE OF EACH CLASS TO BE SO REGISTERED                       REGISTERED
          ---------------------------------------             -------------------------------
Common Stock ($.01 Par Value)                                     New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      None

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

                             ANC RENTAL CORPORATION

    CROSS-REFERENCE SHEET BETWEEN THE INFORMATION STATEMENT ATTACHED TO THIS
                                  DOCUMENT AS
                          ANNEX A AND ITEMS OF FORM 10

I.  INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED BY REFERENCE
                                      INTO
                     THE REGISTRATION STATEMENT ON FORM 10

ITEM
NO.                   ITEM CAPTION                       LOCATION IN INFORMATION STATEMENT
----                  ------------                       ---------------------------------
1.     Business...................................  Summary; Management's Discussion and
                                                    Analysis of Financial Condition and Results
                                                    of Operations; and Business
2.     Financial Information......................  Summary; Capitalization; Selected Financial
                                                    Data; Unaudited Consolidated Pro Forma
                                                    Financial Statements; and Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations
3.     Properties.................................  Business
4.     Security Ownership of Certain Beneficial
       Owners and Management......................  Management
5.     Directors and Executive Officers...........  Management
6.     Executive Compensation.....................  Management
7.     Certain Relationships and Related
       Transactions...............................  Summary; The Spin-off; Management; and
                                                    Certain Relationships and Related
                                                    Transactions.
8.     Legal Proceedings..........................  Business
9.     Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Stockholder Matters........................  Summary; The Spin-off; and Description of
                                                    Capital Stock
11.    Description of Registrant's Securities to
       be Registered..............................  Description of Capital Stock
12.    Indemnification of Directors and
       Officers...................................  Management
13.    Financial Statements and Supplementary
       Data.......................................  Summary; Unaudited Consolidated Pro Forma
                                                    Financial Statements; and Consolidated
                                                    Financial Statements

             II.  INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

10. Recent Sales of Unregistered Securities

     None

14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     None

15. Financial Statements and Exhibits.

     (a) Financial Statements and Financial Statement Schedules.

     The following financial statements are included in the Information Statement and filed as a part of this Registration Statement on Form 10:

        (1) Unaudited Consolidated Pro Forma Financial Statements of ANC Rental; and

        (2) Consolidated Financial Statements of ANC Rental.

     The following financial statement schedule for the years ended December 31, 1999, 1998 and 1997 is filed with this report:

        II -- Valuation and Qualifying Accounts

     (b) Exhibits.


EXHIBIT
NUMBER                                     DESCRIPTION
-------                                    -----------
  2.1**            Form of Separation and Distribution Agreement to be entered into by and between AutoNation and ANC Rental.
  3.1**            Amended and Restated Certificate of Incorporation of ANC
                   Rental.
  3.2**            Amended and Restated Bylaws of ANC Rental.
  4.1**            Form of Specimen Stock Certificate of ANC Rental common
                   stock.
   4.2             Master Motor Vehicle Lease and Servicing Agreement dated as of February 26, 1999 among National Car Rental System, Inc., as lessee, National Car Rental Financing Limited
                   Partnership, as lessor, and AutoNation, Inc., as guarantor
                   (incorporated by reference to Exhibit 4.1 to AutoNation's
                   Quarterly Report on Form 10-Q for the Quarter Ended March
                   31, 1999).
   4.3             Series 1999-1 Supplement dated as of February 26, 1999
                   between National Car Rental Financing Limited Partnership
                   ("NFLP"), and The Bank of New York, as Trustee (the
                   "Trustee") to the Base Indenture, dated as of April 30,
                   1996, between NFLP and the Trustee, as amended by the
                   supplement and amendment to the Base Indenture, dated as of
                   December 20, 1996, between NFLP and the Trustee
                   (incorporated by reference to Exhibit 4.2 to AutoNation's
                   Quarterly Report on Form 10-Q for the Quarter ended March
                   31, 1999).
   4.4             Base Indenture dated as of February 26, 1999 between ARG
                   Funding Corp. and The Bank of New York, as Trustee
                   (incorporated by reference to Exhibit 4.3 to AutoNation's
                   Quarterly Report on Form 10-Q for the Quarter ended March
                   31, 1999).
   4.5             Series 1999-1 Supplement dated as of February 26, 1999
                   between ARG Funding Corp. and The Bank of New York, as
                   Trustee, to the ARG Base Indenture (incorporated by
                   reference to Exhibit 4.4 to AutoNation's Quarterly Report on
                   Form 10-Q for the Quarter ended March 31, 1999).
   4.6             Third Amended and Restated Master Collateral Agency
                   Agreement dated as of February 26, 1999 among National Car
                   Rental System, Inc., Alamo Rent-A-Car, Inc. and Spirit
                   Rent-A-Car, Inc. d/b/a CarTemps USA, Alamo Financing, L.P.,
                   National Car Rental Financing Limited Partnership and
                   CarTemps Financing, L.P., as lessor grantors, AutoNation,
                   Inc., as master servicer and Citibank, N.A., as master
                   collateral agent (incorporated by reference to Exhibit 4.5 to AutoNation's Quarterly Report on Form 10-Q for the
                   Quarter ended March 31, 1999).
  5.1**            Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the securities to be distributed in the
                   spin-off.

EXHIBIT
NUMBER                                     DESCRIPTION
-------                                    -----------
 10.1**            Form of Tax Sharing Agreement to be entered into by and
                   between AutoNation and ANC Rental.
 10.2**            Form of Transitional Services Agreement to be entered into by and between AutoNation and ANC Rental.
  10.3             Letter Agreement between Alamo Rent-A-Car, Inc. and General
                   Motors Corporation dated November 18, 1997 (incorporated by reference to Exhibit 10.25 to AutoNation's Annual Report on
                   Form 10-K for the year ended December 31, 1997).
  10.4             Letter Agreement between National Car Rental System, Inc.
                   and General Motors Corporation dated November 18, 1997
                   (incorporated by reference to Exhibit 10.26 to AutoNation's
                   Annual Report on Form 10-K for the year ended December 31,
                   1997).
  10.5             Letter Agreement between National Car Rental System, Inc.
                   and General Motors Corporation dated December 16, 1998
                   (incorporated by reference to Exhibit 10.22 to AutoNation's
                   Annual Report on Form 10-K for the year ended December 31,
                   1998).
  10.6             Letter Agreement between Alamo Rent-A-Car, Inc. and General
                   Motors Corporation dated December 16, 1998 (incorporated by reference to Exhibit 10.23 to AutoNation's Annual Report on
                   Form 10-K for the year ended December 31, 1998).
 10.7**            Form of Lease Agreement by and between ANC Rental and
                   AutoNation.
 10.8**            Form of Lease Agreement by and between ANC Rental and
                   AutoNation.
  10.9*            Employment Agreement with Dennis M. Custage.
 10.10*            Employment Agreement with Macdonald Clark.
 10.11*            Supplemental Letter regarding Employment Agreement with
                   Macdonald Clark.
 21.1**            Subsidiaries of ANC Rental.
 23.1**            Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                   Exhibit 5.1 to this document).
  27.1*            Financial Data Schedule for the Year Ended December 31, 1999
                   (For SEC use only).
  27.2*            Financial Data Schedule for the Year Ended December 31, 1998
                   (For SEC use only).
  27.3*            Financial Data Schedule for the Year Ended December 31, 1997
                   (For SEC use only).
  99.1             Information Statement, preliminary and subject to
                   completion, dated as of April 24, 2000, attached to this
                   Registration Statement as Annex A.


-------------------------

  * Previously filed

 ** To be filed by amendment

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To ANC Rental Corporation:


     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of ANC Rental Corporation and subsidiaries included in this registration statement and have issued our report thereon dated January 26, 2000 (except with respect to the matters discussed in the second paragraph of Note 4 and Note 18, as to which the date is April 24, 2000). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included under Item 15(a) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida
January 26, 2000 (except with
respect to the matters discussed in the
second paragraph of Note 4 and Note 18,

as to which the date is April 24, 2000).

                             ANC RENTAL CORPORATION

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  SCHEDULE II
                                 (IN MILLIONS)

                                              BALANCE
                                                AT       ADDITIONS                              BALANCE
                                             BEGINNING   CHARGED TO                             AT END
CLASSIFICATIONS                               OF YEAR      INCOME     DEDUCTIONS     OTHER      OF YEAR
---------------                              ---------   ----------   ----------     ------     -------
Allowance for doubtful accounts:
  1999.....................................    $28.5       $49.0        $(30.9)(2)   $   --      $46.6
  1998.....................................     28.8        15.0         (16.0)(2)       .7(1)    28.5
  1997.....................................      9.2         7.0          (3.3)(2)     15.9(1)    28.8
Restructuring reserves:
  1999.....................................     19.5        40.5          (8.0)(4)    (18.8)(3)   33.2
  1998.....................................     41.9          --         (18.7)(4)     (3.7)(3)   19.5
  1997.....................................      9.5        78.0         (28.1)(4)    (17.5)(3)   41.9

---------------

(1) Allowance of acquired businesses.
(2) Accounts written off.
(3) Primarily asset write-offs.
(4) Primarily cash payments of costs associated with restructuring activities.

                                III.  SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          ANC RENTAL CORPORATION

                                          By: /s/ MICHAEL S. KARSNER
                                            ------------------------------------
                                            Michael S. Karsner
                                            President and Chief Executive
                                              Officer


Date: April 25, 2000

                              AutoNation(TM) LOGO

Dear AutoNation Stockholder:

     In an effort to maximize stockholder value, AutoNation, Inc. intends to focus primarily on its automotive retail business. In order to achieve this focus, AutoNation has determined to separate its automotive rental business from its automotive retail business. The result will be two independent public companies: AutoNation, Inc., which will continue to own and operate the automotive retail business, and ANC Rental Corporation, which will own and operate Alamo-Rent-A-Car, National Car Rental and CarTemps USA.

     The separation of the automotive rental business will be accomplished through a tax-free spin-off of ANC Rental. In the spin-off, all of the outstanding shares of ANC Rental common stock will be distributed to AutoNation stockholders. As a result, you will receive one share of ANC Rental common stock
for every           shares of AutoNation common stock that you hold at the close
of business on           , 2000. The spin-off will not affect your ownership of
AutoNation common stock.

     We urge you to read carefully the enclosed Information Statement that explains the proposed spin-off in detail and provides important information regarding ANC Rental. Please note that a stockholder vote is not required in connection with this matter, and holders of AutoNation's common stock are not required to take any action to participate in the spin-off. Therefore, we are not asking you for a proxy.

     We are happy to have you as a stockholder during this very exciting time for our company. AutoNation and ANC Rental will each have great new opportunities as independent companies and we remain committed to having each company be a leader in its industry.

                                          Very truly yours,

                                          H. Wayne Huizenga
                                          Chairman
                                          AutoNation, Inc.

                          ANC RENTAL CORPORATION LOGO

Dear ANC Rental Corporation Stockholder:

     We welcome you as a "founding" stockholder of ANC Rental Corporation, which
will be publicly traded for the first time on or about               , 2000. You
will become an owner of one share of our common stock for every           shares
of AutoNation, Inc. common stock that you own at the close of business on
          , 2000. We have applied to list our common stock on the New York Stock Exchange, and we expect that our common stock will trade on the NYSE under the ticker symbol "ANR."

     ANC Rental owns and operates Alamo Rent-A-Car, National Car Rental, and CarTemps USA. Alamo primarily serves the leisure traveler. National primarily serves the frequent business traveler. Together, Alamo and National are among the nation's largest on-airport or near-airport providers of rental vehicles. Alamo and National also provide vehicle rental services in 69 countries worldwide. CarTemps USA serves the domestic replacement rental market principally from suburban locations. Combined, our worldwide operations generated in excess of $3.5 billion in revenue in 1999.

     This is a very exciting time, and we are enthusiastic about what the future holds for our new, independent public company. Congratulations on becoming one of the "founding" stockholders of ANC Rental Corporation.

                                          Very truly yours,

                                          Michael S. Egan
                                          Chairman
                                          ANC Rental Corporation